Filed Pursuant to Rule 424(b)(3)

Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485.4553

February 2016 Performance Update

Equinox Frontier Funds Supplement Dated February 29, 2016 to Prospectus Dated April 30, 2015.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

February performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	February 29, 2016 MTD	February 29, 2016 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	3.35%	9.90%	$126.95
Equinox Frontier Long/Short Commodity Fund-1a	0.71%	5.18%	$99.67
Equinox Frontier Masters Fund-1	3.18%	10.75%	$125.01

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of February 29, 2016. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$267,670.32
Unrealized trading gain (loss)	229,587.07
Less: Commissions	(10,932.96)
Less: Trading Fee paid to Managing Owner	(21,545.77)
Interest income	9,127.70

Total Income	473,906.36
EXPENSES
Broker service fees	18,175.68
Incentive fees	94,108.93
Management fees	13,929.35

Total Expenses	126,213.96

Net Income (Loss)	$347,692.40

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	92,340.78823	$11,343,304.82	$122.84
Current month additions	1,218.40567	151,568.10
Current month redemptions	(15,372.59113)	(1,916,588.26)
Net income (loss) for current month		347,692.40	4.11

Net asset value, end of current month	78,186.60277	$9,925,977.06	$126.95

Monthly rate of return			3.35%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(86,097.27)
Unrealized trading gain (loss)	138,309.36
Less: Commissions	(2,009.82)
Less: Trading Fee paid to Managing Owner	(8,342.72)
Interest income	2,525.66

Total Income	44,385.21
EXPENSES
Broker service fees	7,039.68
Incentive fees	(2,016.09)
Management fees	10,713.21

Total Expenses	15,736.80

Net Income (Loss)	$28,648.41

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	42,376.43871	$4,193,935.92	$98.97
Current month additions	0.00000	0.00
Current month redemptions	(1,164.06358)	(114,992.80)
Net income (loss) for current month		28,648.41	0.70

Net asset value, end of current month	41,212.37513	$4,107,591.52	$99.67

Monthly rate of return			0.71%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$213,873.51
Unrealized trading gain (loss)	142,876.37
Less: Commissions	(4,276.75)
Less: Trading Fee paid to Managing Owner	(17,713.73)
Interest income	7,358.05

Total Income	342,117.45
EXPENSES
Broker service fees	14,944.88
Incentive fees	31,847.86
Management fees	20,070.53

Total Expenses	66,863.27

Net Income (Loss)	$275,254.18

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	71,819.56939	$8,701,564.29	$121.16
Current month additions	415.89394	51,341.12
Current month redemptions	(1,271.41808)	(157,130.29)
Net income (loss) for current month		275,254.18	3.85

Net asset value, end of current month	70,964.04525	$8,871,029.30	$125.01

Monthly rate of return			3.18%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$1,662,427.92
Unrealized trading gain (loss)	1,307,063.65
Less: Commissions	(64,237.42)
Less: Trading Fee paid to Managing Owner	(126,078.65)
Interest income	53,716.23

Total Income	2,832,891.73
EXPENSES
Trading fees	0.00
Broker service fees	26,693.02
Incentive fees	531,545.36
Management fees	81,384.09

Total Expenses	639,622.47

Net Income (Loss)	$2,193,269.26

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	447,495.12949	$59,467,390.15	$132.89
Current month additions	39,044.72807	5,238,807.53
Current month redemptions	(18,746.62130)	(2,383,449.54)
Net income (loss) for current month		2,193,269.26	5.03

Net asset value, end of current month	467,793.23626	$64,516,017.39	$137.92

Monthly rate of return			3.78%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(274,745.17)
Unrealized trading gain (loss)	444,289.78
Less: Commissions	(6,479.51)
Less: Trading Fee paid to Managing Owner	(17,257.18)
Interest income	8,134.74

Total Income	153,942.66
EXPENSES
Trading fees	0.00
Broker service fees	7,325.44
Incentive fees	(6,421.31)
Management fees	46,873.63

Total Expenses	47,777.76

Net Income (Loss)	$106,164.90

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	113,220.44020	$13,446,115.07	$118.76
Current month additions	50.10843	5,616.07
Current month redemptions	(1,990.42948)	(226,453.50)
Net income (loss) for current month		106,164.89	1.04

Net asset value, end of current month	111,280.11915	$13,331,442.53	$119.80

Monthly rate of return			0.88%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$571,257.11
Unrealized trading gain (loss)	412,692.66
Less: Commissions	(11,776.97)
Less: Trading Fee paid to Managing Owner	(48,849.55)
Interest income	20,292.87

Total Income	943,616.12
EXPENSES
Trading fees	0.00
Broker service fees	16,733.56
Incentive fees	87,378.04
Management fees	55,340.43

Total Expenses	159,452.03

Net Income (Loss)	$784,164.09

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	189,252.21940	$24,144,438.34	$127.58
Current month additions	1,890.74506	244,410.98
Current month redemptions	(9,768.48181)	(1,294,905.80)
Net income (loss) for current month		784,164.10	4.07

Net asset value, end of current month	181,374.48265	$23,878,107.62	$131.65

Monthly rate of return			3.19%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND